Exhibit (i)(10)


Kirkpatrick & Lockhart LLP                         1800 Massachusetts Avenue, NW
                                                   Second Floor
                                                   Washington, DC 20036-1800
                                                   202.778.9000
                                                   www.kl.com



August 10, 2001


EQ Advisors Trust
1290 Avenue of the Americas
New York, New York 10104

Ladies and Gentlemen:

         We have acted as counsel to EQ Advisors Trust, a Delaware business trust (the "Trust"), in connection with the Trust's Post-Effective Amendment No. 22 ("PEA") to its Registration Statement on Form N-1A (File No. 333-17217) relating to the issuance and sale of certain Shares of the Trust. You have requested our opinion with respect to the matters set forth below. In this opinion letter, the term "Shares" means the Class IA and Class IB shares of beneficial interest of the EQ/Marsico Focus Portfolio, a series of the Trust, that may be issued during the time that the PEA is effective and has not been superceded by another post-effective amendment.

         In connection with rendering the opinions set forth below, we have examined copies, believed by us to be genuine, of the Trust's Certificate of Trust dated as of October 31, 1996, Certificate of Amendment dated January 22, 1997, Amended and Restated Agreement and Declaration of Trust dated as of January 22, 1997 as further amended on September 20, 2000 (the "Agreement"), Bylaws and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. The opinions set forth in this letter are limited to the laws and facts in existence on the date hereof, and are further limited to the laws (other than laws relating to choice of law) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interest by business trusts and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

         Based on and subject to the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the PEA, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and 1940 Act, will have been validly issued and will be fully paid and non-assessable. We note, however, that the holders of Shares of the Trust may be obligated to make payments in connection with the transfer of Shares in accordance with any rules established by the Trustees under the By-Laws.

EQ Advisors Trust
August 10, 2001
Page 2


         We are furnishing this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without specific prior written consent.

         The foregoing opinions are rendered as of the date of this letter, except as otherwise indicated. We assume no obligation to update or supplement our opinions to reflect any changes of law or fact that may occur.

         We hereby consent to this opinion letter accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of such PEA.



                                        Very truly yours,



                                        /s/ Kirkpatrick & Lockhart LLP

                                        KIRKPATRICK & LOCKHART LLP